UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 29, 2007
Date of Report

Henley Ventures Inc.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3rd Floor - 830 West Pender Street
Vancouver, British Columbia
Canada
V6C 1J8
(Address of Principal Executive Offices)

604-689-6991
(Registrant's Telephone Number)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Herb Moeller has resigned as a Director, Secretary, Treasurer and CFO of the Registrant, effective May 28, 2007.

Dennis Mee has been appointed as a Director, Secretary, Treasurer and CFO of the Registrant.

Mr. Mee is a Chartered Accountant (C.A.) and received his degree while working at the KPMG office in Toronto, Ontario, Canada.

Currently, Mr. Mee is the owner and President of Part Time CFO Inc., a firm that specializes in providing financial management to start-up companies both in the private and public sector.

Mr. Mee's business experience includes acting as the Chief Financial or Operational Officer for a variety of small to mid size public and private companies in the telecommunication, health and distribution industries. Mr. Mee has gained valuable experience on both side of the business cycle, having led teams through major downsizing and restructurings along with start-up companies that have experienced explosive growth.

Recently Mr. Mee spent over five years with a North American start-up health product company that grew to $135 million in annual sales in 2 and a half years. Prior to that he was the CFO of Cable & Wireless Telecommunication Canada Ltd. and served on their Board of Directors.

Mr. Mee holds a Bachelor of Commerce (honors) Degree, is a member of both the British Columbia and Ontario Institute of Chartered Accountants and is also a member of F.E.I. (Financial Executives Institute).

Mr. Mee is currently the Director, CFO and Interim President of Aegis Industries, Inc., which is also a reporting issuer.

Dennis Mee has not engaged in any related party transactions with the Registrant in the previous two years.

As of the date of this Report, the Registrant and Mr. Dennis Mee have not entered into any compensation agreement although it is contemplated that the Registrant and Mr. Mee will, at some date in the near future, enter into some form of agreement.

EXHIBITS

Not Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HENLEY VENTURES INC.

By: /s/ Sam Hirji
Sam Hirji, Director and President

Dated: May 29, 2007